September 30, 2011

U.S. Geothermal Inc.
1505 Tyrell Lane
Boise, Idaho 83706

Re:     Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 19, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on October 28, 2010, as amended on November 24, 2010, by U.S. Geothermal Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, shares of common stock, $0.001 par value per share (the “Common Stock”). The Registration Statement was declared effective by the SEC on December 1, 2010. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on September 30, 2011 by the Company with the SEC pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company, from time to time, pursuant to the Registration Statement of shares of Common Stock (the “Shares”) having an aggregate offering price of up to $10,000,000. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. We have also assumed that Placement Notices (as defined in the At Market Issuance Sales Agreement dated September 30, 2011 between the Company and McNicoll, Lewis & Vlak LLC (the “Sales Agreement”)), if any, will be delivered in accordance with the terms of the Sales Agreement and the authority granted by the Company’s board of directors. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

September 30, 2011

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery of the Shares against payment therefor in accordance with the terms of the Sales Agreement, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We disclaim any obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws that might affect any matter or opinion set forth herein.

Sincerely,

/s/ DORSEY & WHITNEY LLP